Exhibit (a)(5)(C)

      This announcement is neither an offer to purchase nor a solicitation of an offer to sell 2 3/4% LYONs . The Offer is made only by the Offer to Purchase, dated June 21, 2002, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of 2 3/4% LYONs. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of 2 3/4% LYONs in any jurisdiction where making the Offer is unlawful. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Morgan Stanley & Co. Incorporated, the dealer manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

by
Solectron Corporation
Up to $1.5 Billion Aggregate Principal Amount at Maturity
of its Outstanding
2 3/4% Liquid Yield Option Notes due 2020
(Zero Coupon-Senior) issued in May 2000
CUSIP No. 834182 AK3; ISIN No. US834182 AK32

at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity

      Solectron Corporation, a Delaware corporation (the “Company”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 21, 2002 (as it may be amended or supplemented, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (the “Letter of Transmittal”) (the Offer to Purchase and the Letter of Transmittal being sometimes referred to herein as the “Offer”), up to $1.5 billion aggregate principal amount at maturity of its outstanding 2 3/4% Liquid Yield OptionTM Notes due 2020 (Zero Coupon-Senior) issued in May 2000 (the “2 3/4% LYONs”), at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity, determined by the “Modified Dutch Auction” procedure described below. The Offer is not conditioned on the tender of any minimum principal amount at maturity of 2 3/4% LYONs. The Offer is, however, subject to other terms and conditions. See Section 9 of the Offer to Purchase. Liquid Yield Option is a Trademark of Merrill Lynch & Co., Inc.

      The purpose of the Offer is to reduce the amount of the Company’s outstanding indebtedness and effectively to extend the average maturity of its outstanding indebtedness. Any 2 3/4% LYONs accepted for payment by the Company in the Offer will be canceled. The Company will use up to $900 million of funds from its available cash on hand to consummate the Offer.

      As of June 20, 2002, there was outstanding $2,352,500,000 aggregate principal amount at maturity of the 2 3/4% LYONs. The maximum aggregate principal amount at maturity of 2 3/4% LYONs to be purchased is referred to as the “Offer Amount.” The Offer Amount represents approximately 64% of the aggregate principal amount at maturity of the 2 3/4% LYONs outstanding as of June 20, 2002.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 19, 2002, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF SECURITIES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

      Under the “Modified Dutch Auction” procedure, the Company will accept 2 3/4% LYONs validly tendered (and not withdrawn) in the Offer in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the above-described price range and will select as the “Purchase Price” the single lowest price so specified that will enable the Company to purchase the Offer

Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all 2 3/4% LYONs so tendered). The Company will pay the same Purchase Price for all 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer as set forth in the Offer to Purchase.

      In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, the Company will accept for payment at the Purchase Price all such 2 3/4% LYONs validly tendered (and not withdrawn) on a pro rata basis. The Company will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

      Any holder desiring to tender 2 3/4% LYONs must, prior to the expiration of the Offer, either (a) in the case of a holder who holds physical certificates evidencing such 2 3/4% LYONs, complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, have such holder’s signature thereon guaranteed if required by the instructions to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to U.S. Bank National Association (the “Depositary”), and deliver the certificates evidencing such 2 3/4% LYONs to the Depositary along with the Letter of Transmittal, or facsimile, or (b) in the case of a beneficial owner who holds 2 3/4% LYONs in book-entry form, (i) request such owner’s broker, dealer, commercial bank, trust company or other nominee to effect the tender for such holder, or (ii) tender through The Depository Trust Company pursuant to its Automated Tender Offer Program. The address for the Depositary is 180 East Fifth Street, St. Paul, MN 55101. A holder having 2 3/4% LYONs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such 2 3/4% LYONs.

      2 3/4% LYONs purchased in the Offer will be paid for promptly following the Expiration Date. The Company will be deemed to have accepted for payment pursuant to the Offer, and thereby have purchased, validly tendered 2 3/4% LYONs that are subject to the Offer, if, as and when the Company gives oral (confirmed in writing) or written notice to the Depositary of the Company’s acceptance of the 2 3/4% LYONs for purchase pursuant to the Offer.

      A tender of 2 3/4% LYONs may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Company, may be withdrawn at any time after 12:00 midnight, New York City time, on Monday, August 19, 2002 by following the procedures for withdrawal of tendered 2 3/4% LYONs appearing in the Offer to Purchase. No consideration shall be payable in respect of 2 3/4% LYONs so withdrawn.

      A receipt of cash for the 2 3/4% LYONs in the Offer will be a taxable transaction for U.S. federal income tax purposes. A holder will generally recognize a gain or loss on the sale of the 2 3/4% LYONs equal to the difference, if any, between the amount of cash received by the holder and the adjusted tax basis in the 2 3/4% LYONs sold. Holders should review the description of tax consequences contained in the Offer to Purchase when evaluating the Offer. Holders considering the tender of 2 3/4% LYONs pursuant to the Offer should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of foreign, state, or local laws and tax treaties.

      The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decisions are made with respect to the Offer.

      None of the Company, its board of directors or employees, the dealer manager, the Depositary or the information agent makes any recommendation to the holders as to whether they should tender or refrain from tendering their 2 3/4% LYONs or as to the price or prices at which to tender their 2 3/4% LYONs. The Company has not authorized any person to make any recommendation on its behalf as to whether a holder should tender or refrain from tendering its 2 3/4% LYONs in the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in the

Offer to Purchase, the Letter of Transmittal and related materials. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized.

      Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of 2 3/4% LYONs and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company’s list of holders of 2 3/4% LYONs or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of 2 3/4% LYONs. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained at no charge from the information agent or from the SEC’s website at www.sec.gov.

      Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Holders may obtain copies of the Offer to Purchase, the Letter of Transmittal and related documents at no charge from the information agent.

      The information required to be disclosed by 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated into this announcement by reference.

The Information Agent for the Offer is:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers: (212) 440-9800
All Others Call Toll-Free: (866) 431-8992

The Dealer Manager for the Offer is:

MORGAN STANLEY

1585 Broadway
New York, NY 10036
Telephone: (212) 761-5722 (collect)
Call Toll-Free: (800) 223-2440 ext. 1-5722

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